                            DST FAN WEB SERVICES AGREEMENT


    AGREEMENT made as of August 1, 1997 (the "Effective Date") by and between DST Systems, Inc., a Delaware corporation ("DST"), Denver Investment Advisors, LLC, a Colorado limited liability company ("DIA") and Westcore Trust, a Massachusetts business trust (the "Investment Company") (collectively, DIA and Investment Company shall be referred to as "Customer"). DST and Customer are together referred to herein as the "Parties" and individually as the "Party."

    WHEREAS, DST is a provider of transfer agency and shareholder record keeping and accounting services to the mutual fund industry utilizing proprietary computer software programs and systems developed by DST and maintained on computers located at DST facilities, including the Financial Access Network-TM- and DST FAN Web Services-TM-.

    WHEREAS, DIA provides various services to the Investment Company, a registered investment company which is comprised of investment portfolios (each a "Fund"; collectively the "Funds");

    WHEREAS, among the services DIA provides to the Investment Company is assistance with a World Wide Website, through which visitors to such website may obtain information about the Investment Company;

    WHEREAS, Customer desires to utilize the Investment Company's Web Site, the Internet and DST FAN Web Services to provide shareholders of the Investment Company with access to account information and certain on-line transaction request capabilities in accordance with the terms of this Agreement.

    NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows.

                                      ARTICLE I

                                     DEFINITIONS
                                     -----------

    The following definitions shall apply to this Agreement.

    - "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

    - "Control" over a Person shall mean (i) the possession, directly or indirectly, of more than 50% of the voting power to elect directors, in the case of a Person that is a corporation, or members of a comparable governing body, in the case of a limited liability company, firm, joint-venture, association or other entity, in each case whether through the ownership of voting securities or interests, by contract or otherwise and (ii) with respect to a partnership, a general partner thereof or a Person having management rights comparable to those of a general partner shall be deemed to control such Person. The terms "Controlling" and "Controlled" shall have corollary meanings.

    - "DST FAN Web Services" shall mean the services provided by DST utilizing FAN-Registered Trademark-, the DST Web Site, the Internet, and other software, equipment and systems provided by DST and telecommunications carriers and firewall providers, whereby Transactions may be requested in each Fund by accessing the DST Web Site via hypertext link from the Investment Company Web Site. DST FAN Web Services are described further in the "Advanced Package" and "Basic Package" documentation provided to Customer as part of DST FAN Web Services.

    - "DST Web Site" shall mean the collection of electronic documents or pages residing on the DST computer system, linked to the Internet and accessible by hypertext link through the World Wide Web, where the Transaction data fields and related screens provided by DST may be viewed by Persons who access such site.

    - "FAN" shall mean the DST Financial Access Network, a DST computer and software system which provides an interface between the Internet and public data network service providers and the transfer agency systems of the Funds for the purposes of communicating Shareholder data and information and Transaction requests.

    - "FAN Options" shall mean the series of edits and instructions provided by Customer and which reside on a DST computer, through which Customer specifies its instructions for Transactions which may be requested through DST FAN Web Services, e.g., minimum and maximum purchase, redemption and exchange amounts.

    - "Fund(s)" shall mean the various portfolios of a registered investment company (mutual funds) for which DIA provides various services and which Customer has designated to participate in DST FAN Web Services. Customer has provided DST with a list of the Funds on or prior to the Effective Date.

    - "Investment Company Web Site" shall mean the collection of electronic documents or pages residing on the computer system of Customer (or an Internet Service Provider ("ISP") hired by Customer) connected to the Internet and accessible by hypertext link through the World Wide Web, where Persons may view information about the Funds and access the various Transaction screens provided by Customer.

    - "Person" shall mean an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

    - "Service Commencement Date" shall mean the first date upon which Transaction requests are available through DST FAN Web Services to Shareholders.

    - "Shareholder" shall mean the record owner or authorized agent of the owner of shares of a Fund.

    - "Transactions" shall mean account inquiries, purchases, redemptions through Automated Clearing House, fed wire, or check to the address of record for the Fund account, exchanges and other transactions offered through DST FAN Web Services.

                                      ARTICLE II

                       USE OF DST FAN WEB SERVICES BY CUSTOMER
                       ---------------------------------------

    Section 2.1 DST RESPONSIBILITIES. During the Term and subject to the provisions of this Agreement, DST shall perform the DST FAN Web Services and shall, at its expense (unless otherwise provided for herein):

              (a) provide, or hire other Persons to provide, all computers, telecommunications equipment and other equipment and software reasonably necessary to develop and maintain the DST Web Site;

              (b) receive Transaction requests electronically transmitted to the DST Web Site via the Internet following execution of a link from the Investment Company Web Site to the DST Web Site and route Transaction requests through FAN to the Customer's transfer agency system;

              (c) deliver to Customer a DST FAN Options Workstation User Guide; and

              (d) deliver a monthly billing report to Customer, which shall include a report of Transactions, by type, processed through DST FAN Web Services.

    Section 2.2 CUSTOMER RESPONSIBILITIES. During the Term and subject to the provisions of this Agreement, Customer shall at its expense (unless otherwise provided for herein):

              (a) provide all computers, telecommunications equipment and other equipment and software reasonably necessary to develop and maintain the Investment Company Web Site;

              (b) design and develop the Investment Company Web Site functionality necessary to facilitate and maintain the hypertext links to the DST Web Site and the various Transaction Web pages and otherwise make the Investment Company Web Site available to Shareholders;

              (c) maintain all DST on-screen disclaimers and copyright, trademark and service mark notifications provided by DST in writing from time to time, and all "point and click" features of the Investment Company Web Site relating to Shareholder acknowledgment and acceptance of such disclaimers and notifications; and

              (d) provide the FAN Options to DST for such Transactions as Customer shall authorize for each Fund in the format requested by DST and keep the FAN Options current at all times.

    Section 2.3 SELECTION OF SERVICES AND DESIGNATION OF FUNDS. DST FAN Web Services are offered in a Basic Package and an Advanced Package. Exhibit A reflects Customer's choice of Package at the Effective Date and Exhibit B reflects the fees relating to both Packages at the Effective Date. If Customer initially selects the Basic Package, upon thirty (30) days prior notice to DST, Customer may elect to upgrade from the Basic Package to the Advanced Package by signing two copies of the Upgrade Request Form attached to Exhibit A and delivering such forms to DST along with payment of the Upgrade Fee in the current amount then charged by DST. Upon thirty (30) days prior notice to DST, Customer may also change the Funds designated to participate in DST FAN Web Services by delivering to DST, in writing, a revised list of participating Funds.

    Section 2.4 SCOPE OF DST OBLIGATIONS. Customer acknowledges and agrees that the use of DST FAN Web Services is solely at Customer's sole risk. DST shall not be obligated to (a) ensure or verify the accuracy or actual receipt of any of the data or information contained in any transmission via DST FAN Web Services or ensure the consummation of any Transaction requested by any Shareholder via DST FAN Web Services, (b) ensure or verify the timely transmission of any data or information or the consummation of any Transaction requested via DST FAN Web Services; or (c) adopt any procedures (other than the encryption procedures required by DST for all DST FAN Web Services customers) to protect the integrity, confidentiality or secrecy of, or to prevent the unauthorized interception, corruption, use of, or access to, any data or information transmitted via DST FAN Web Services, all of which is the sole responsibility of Customer. Customer acknowledges that the processing of Transaction requests by FAN in accordance with the FAN Options is solely an accommodation to Customer to avoid excessive numbers of Transactions being rejected during the nightly processing cycle of Customer. Customer acknowledges and agrees further that it will not rely upon FAN or the DST FAN Web Services to edit or otherwise qualify or test any Transaction for validity, acceptability or approval. All data and information transmissions via DST FAN Web Services are for information purposes only, and are not intended to satisfy regulatory requirements or comply with any laws, rules, requirements or standards of any federal, state or local governmental authority, agency or industry regulatory body, including the securities industry, which compliance is the sole responsibility of Customer and each Fund. Customer acknowledges and agrees that Customer and its Shareholders are responsible for verify the accuracy and receipt of all data or information transmitted via DST FAN Web Services. Customer is responsible for advising Shareholders of their responsibility for promptly notifying the Fund's transfer agent of any errors or inaccuracies relating to Shareholder data or information transmitted via DST FAN Web Services.

    Section 2.5 CUSTOMERS TO BE TREATED AS A SINGLE ENTITY. For purposes of performance by DST of its obligations under this Agreement, DIA and Investment Company shall be treated as a single party. Performance by DST of any of its obligations for either such party shall constitute performance for both such parties. DST shall be entitled to rely exclusively upon all instructions given to it by DIA, whether written or oral, and DST shall be entitled to deal exclusively with DIA in connection with the performance of all obligations under this Agreement. DIA shall confirm in writing its oral instructions. In no event shall DST be required to perform any obligation to a greater extent than it would have been required to perform if the Customers under this Agreement were a single party. This Agreement may only be amended in a writing signed by DST, DIA and Investment Company.

                                     ARTICLE III

                                         FEES
                                         ----

    As consideration for the performance by DST of the DST FAN Web Services, DIA will pay the fees set forth in Exhibit B, except that Investment Company will pay the Transaction Fees set forth in Exhibit B. Investment Company will not be liable for payment of any other fees hereunder.

                                      ARTICLE IV

                                  PROPRIETARY RIGHTS
                                  ------------------

    Customer acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of DST. Any software DST provides to Customer pursuant to this Agreement shall be used by Customer only during the term of this Agreement and only in accordance with the provisions of this Agreement to provide connectivity to and through DST, and shall not be used by Customer to provide connectivity to or through any other system or Person. Any interfaces and software developed by DST shall not be used to connect Customer to any transfer agency system or any other Person without DST's prior written approval. Except in the normal course of business and in conformity with Federal copyright law or with DST's consent, Customer shall not copy, decompile or reverse engineer any software provided to Customer by DST.

    The web pages that make up the Investment Company Web Site contain intellectual property, including, but not limited to, copyrighted works, trademarks, and trade dress, that is the property of Customer and/or Investment Company. Customer and/or Investment Company retain all rights in the intellectual property that resides on the Investment Company Web Site, not including any intellectual property provided by or otherwise obtained from DST. To the extent that the intellectual property of Customer and/or Investment Company is duplicated within the DST Web Site to replicate the "look and feel," trade dress or other aspect of the appearance or functionality of the Investment Company Web Site, Customer and/or Investment Company grants to DST a non-exclusive, non-transferable license to such intellectual property for the duration of this Agreement. This license is limited to the intellectual property of Customer and/or Investment Company needed to replicate the appearance of the Investment Company Web Site and does not extend to any other intellectual property owned by Customer and/or Investment Company.

    DST warrants that it has sufficient right, title and interest in the DST
Web Site, FAN and FAN Web Services to enter into this Agreement and that the use of the DST Web Site, FAN and FAN Web Services will not infringe any U.S. patent, U.S. copyright or other U.S. proprietary right of any third party.

                                      ARTICLE V

                        PROJECT COMMITTEE; CONFLICT RESOLUTION
                        --------------------------------------

    Section 5.1 APPOINTMENT OF PROJECT COMMITTEE. Each of the parties shall, promptly after the execution of this Agreement, appoint and advise the other in writing, of the name, title, address and telephone number, of a Project Officer of such company (the "Project Officer"). The two persons so designated shall constitute the "Project Committee."

    Section 5.2 OPERATION OF PROJECT COMMITTEE. In the event of any material dispute arising under this Agreement, the members of the Project Committee shall confer within five (5) business days of the request of either party for such a meeting, and shall engage in good faith negotiations to resolve such dispute. If they are unable to resolve the dispute in a mutually acceptable manner within the following ten
(10) business days, the matter shall be referred for similar negotiations by senior management representatives of each of the parties.

                                      ARTICLE VI

                                 TERM AND TERMINATION
                                 --------------------

    Section 6.1 TERM. This Agreement shall be effective as of the Effective Date and shall continue in force and effect for twelve (12) months following the Service Commencement Date (the "Initial Term"). This Agreement shall automatically renew at the end of the Initial Term for additional, successive twelve (12) month terms (each, a "Renewal Term") unless terminated by either party by written notice to the other at least sixty (60) days prior to the end of the initial term or any renewal term, in which case the effective date of such termination notice shall be the end of the relevant initial term or renewal term. The Initial Term and any Renewal Term(s) are referred to herein as the Term.

    Section 6.2 TERMINATION. Throughout the Term, either Party shall have the right to terminate this Agreement on (a) written notice to the other Party of the other Party's material breach of this Agreement and such Party's failure to cure such breach within thirty (30) days, and (b) on 60 days written notice to the other Party for any reason or no reason. Throughout the term, Customer shall have the right to terminate this agreement immediately by written notice to DST in the event that State Street Bank and Trust Company ceases to be qualified to act as the Fund's transfer agent pursuant to applicable law.

    Section 6.3 EFFECT OF TERMINATION. In the event of a termination under the provisions of this Article VI, the Parties will have no continuing obligations to one another other than the obligation to return to one another the confidential or proprietary materials of the other in their possession.

                                     ARTICLE VII

                        INDEMNIFICATION; LIABILITY LIMITATIONS
                        --------------------------------------

    Section 7.1 NO WARRANTIES. EXCEPT AS PROVIDED IN ARTICLE IV, NOTWITHSTANDING ANYTHING IN THIS AGREEMENT AND ITS EXHIBITS, THE DST FAN WEB SERVICE AND ALL SOFTWARE AND SYSTEMS DESCRIBED IN THIS AGREEMENT AND ITS EXHIBITS ARE PROVIDED "AS-IS," ON AN "AS AVAILABLE" BASIS. EXCEPT AS PROVIDED IN ARTICLE IV, NOTWITHSTANDING ANYTHING IN THIS AGREEMENT AND ITS EXHIBITS, DST HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE EQUIPMENT,

SOFTWARE, SYSTEMS AND SERVICES PROVIDED BY DST HEREUNDER, INCLUDING, BUT NOT LIMITED TO, THE DST FAN WEB SERVICES, OR ANY EQUIPMENT, SOFTWARE, SYSTEMS OR DATA PROVIDED TO DST BY ANY TELECOMMUNICATIONS CARRIER, EQUIPMENT MANUFACTURER, FIREWALL PROVIDER OR ENCRYPTION DEVELOPER, OR ANY OTHER VENDOR OR OTHER THIRD PARTY, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. NOTHING CONTAINED IN THE DOCUMENTATION PROVIDED TO CUSTOMER AS PART OF DST FAN WEB SERVICES SHALL CONSTITUTE ANY REPRESENTATION OR WARRANTY.

    Section 7.2 LIMITATION OF LIABILITY. Customer acknowledges that the Internet is an unsecure, unstable, unregulated, unorganized and unreliable environment, and that the ability of DST to deliver the DST FAN Web Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties. Customer agrees that DST shall not be liable in any respect for the functions or malfunctions of the Internet or the actions or omissions of any such third parties or for the selection of any such third party. Under no circumstances shall DST be liable for indirect, incidental, consequential, special or exemplary damages (even if DST has been advised of or has foreseen the possibility of such damages), arising from the use or inability to use the DST FAN Web Services, the DST Web Site, FAN, the Internet, any telecommunication system, any firewall, encryption system or other security device, or under any provision of this Agreement, such as, but not limited to, loss of revenue or anticipated profits or lost business. In the event of any breach of the terms of this Agreement (other than Section 8.1, for which the Parties shall also have the remedies provided in Section 8.2) by DST, the sole and exclusive remedy of Customer shall be termination pursuant to Article VI. Without limiting any of the foregoing terms of this Section, in no event shall DST be liable under this Agreement in tort or otherwise for an amount exceeding the aggregate fees actually received by DST pursuant to Article III during the Initial Term of this Agreement.

    Section 7.3 INDEMNITY. Customer hereby indemnifies and holds DST and its officers, directors, agents and employees harmless from, and shall defend them against any and all claims, demands, liabilities, costs or expenses, including reasonable attorneys' fees ("Liabilities"), arising in connection with the use of, or inability to use, the Investment Company Web Site, the DST Web Site or the DST FAN Web Services by the Customer, any Shareholder or any other Person who obtains, or attempts to obtain, any access thereto via the Investment Company Web Site, except to the extent such Liabilities result directly from the gross negligence or knowing and willful misconduct of DST.

                                     ARTICLE VIII

                                   CONFIDENTIALITY
                                   ---------------

    Section 8.1 CONFIDENTIAL INFORMATION. Each of the Parties hereby acknowledges that in the course of performing its obligations hereunder, the other may disclose to it certain information and know-how of a technical, financial, operational or other sort, that is nonpublic and otherwise confidential or proprietary to the disclosing Party. Each Party acknowledges that any such proprietary or confidential information disclosed to it is of considerable commercial value and that the disclosing Party would likely be economically or otherwise disadvantaged or harmed by the direct or indirect use or disclosure thereof, except as specifically authorized by the disclosing Party. Each Party therefore agrees to keep in strict confidence all such information that may from time to time be disclosed to it, and agrees not to use such information except as expressly permitted hereby or to disclose such information to any third Party for any purpose without the prior consent of the other. The provisions of this Section 8.1 shall not apply to versions of this document which contain no references to Customer and which are used by DST with other entities, or to any information if and to the extent it was (i) independently developed by the receiving Party as evidenced by documentation in such Party's possession, (ii) lawfully received by it free of restrictions from another source having the right to furnish the same, (iii) generally known or available to the public without breach of this Agreement by the receiving Party or (iv) known to the receiving Party free of restriction at the time of such disclosure. The Parties agree that immediately upon termination of this Agreement, without regard to the reason for such termination, the Parties shall forthwith return to one another all written materials and computer software which are the property of the other Party.

    Section 8.2 SPECIFIC PERFORMANCE. Each of the Parties agrees that the nonbreaching Party would not have an adequate remedy at law in the event of the other Party's breach or threatened breach of its obligations under Section 8.1, and that the nonbreaching Party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either Party breaches or threatens to breach the obligations set forth in Section 8.1, in addition to and not in lieu of any legal or other remedies such Party may pursue hereunder or under applicable law, each Party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of providing actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a Party's ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief.

                                      ARTICLE IX

                                    FORCE MAJEURE
                                    -------------

    DST shall not be liable for any delays or failures to perform any of its obligations hereunder to the extent that such delays or failures are due to circumstances beyond its reasonable control, including acts of God, strikes, riots, acts of war, power failures, functions or malfunctions of the Internet, telecommunications services, or firewalls, encryption systems and security devices, or governmental regulations imposed after the date of this Agreement.

                                      ARTICLE X

                                    MISCELLANEOUS
                                    -------------

    Section 10.1 GOVERNING LAW; JURISDICTION. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the state of Missouri, without reference to the conflict of laws provisions thereof.

    Section 10.2 OPTIONS. Captions used herein are for convenience of reference only, and shall not be used in the construction or interpretation hereof.

    Section 10.3 COUNTERPARTS. This Agreement may be executed in counterparts, all of which together shall be deemed one and the same Agreement.

    Section 10.4 PARTIES' INDEPENDENT CONTRACTORS. The Parties to this Agreement are and shall remain independent contractors, and nothing herein shall be construed to create a partnership or joint venture between them, and none of them shall have the power of authority to bind or obligate the others in any manner not expressly set forth herein.

    Section 10.5 SEVERABILITY. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby unless either of the Parties shall, in its reasonable determination, conclude that it shall be materially prejudiced by such holding of invalidity, illegality or unenforceability, in which case such Party may terminate this Agreement by thirty (30) days written notice to the other.

    Section 10.6 NO WAIVER. No term or provision hereof shall be deemed waived and no breach excused unless such waiver or consent shall be in writing and signed by the Party claimed to have waived or consented. Any consent by any Party to, or waiver of, a breach by the other, whether express or implied, shall not constitute a consent to, waiver of, or excuse for any other different or subsequent breach.

    Section 10.7 AGREEMENT. Neither this Agreement nor all or any of the rights and obligations of either Party hereunder shall be assigned, whether by agreement or by operation of law to any Person other than an Affiliate of the assigning Party, without the prior written consent of the other Party, and any attempt to do so shall be void. No such permitted assignment shall relieve the assigning Party of its obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the respective successors, permitted assigns and legal representatives of the Parties hereto,

    Section 10.8 NOTICES. All notices, requests or communications required hereunder shall be in writing and shall be deemed to have been duly given (i) upon delivery, if delivered personally against written receipt, (ii) three (3) days after posting by certified mail, postage prepaid, return receipt requested,
(iii) upon confirmed receipt, if delivered by telecopier or (iv) the next day if delivered by a recognized overnight commercial courier, such as Federal Express or DHL, addressed in each instance to the Parties at the addresses set forth below the signatures of the parties at the end of this Agreement (or at such other addresses as shall be given by either of the Parties to the other in accordance with this Section 10.8).

    Section 10.9 NON-SOLICITATION. Each of the Parties agrees that it will not, during the Term, solicit or encourage to leave the employ or service of the other, any employee employed by or consultant serving with the other during such time, without the other's prior written consent. Such obligation will continue with respect to any person leaving the employ or service of the other Party for six (6) months after his or her departure.

    Section 10.10 MASSACHUSETTS BUSINESS TRUST. The names "Westcore Trust" and "Trustees of Westcore Trust" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under the Amended and Restated Declaration of Trust dated November 19, 1987 as amended July 16, 1990 and as may be further amended from time to time which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and the principal office of the Trust. The obligations of "Westcore Trust" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

    Section 10.11 ENTIRE AGREEMENT. This Agreement and its Exhibits together constitute the complete understanding and agreement of the Parties with respect to the subject matter hereof, and supersede all prior communications with respect thereto. They may not be modified, amended or in any way altered, except in a writing signed by both Parties. No agent of any Party hereto is authorized to make any representation, promise or warranty inconsistent with the terms hereof.

    IN WITNESS WHEREOF, the Parties hereto have set their hands by their authorized representatives as of the year and date first hereinabove indicated.


DENVER INVESTMENT ADVISORS, LLC        DST SYSTEMS, INC.

By   /s/ Kenneth V. Penland            By  /s/ Robert L. Tucker
  ---------------------------------       --------------------------------------
  Name: Kenneth V. Penland               Name: Robert L. Tucker
  Title:  President                      Title:Chief Technology Officer
  Address:  1225 17th St., 26th Fl.      1055 Broadway, 9th Fl.
           Denver, CO  80202             Kansas City, MO  64105-1594
  Tel:  (303) 312-5000                   Tel:  (816) 435-6568
  FAX:  (303) 312-4900                   FAX:  (816) 435-8630


WESTCORE TRUST

By /s/ Jack D. Henderson
  ---------------------------------
  Name:  Jack D. Henderson
  Title: Vice President
  Address:  370 17th St., Suite 2700
           Denver, CO  80202
  Tel:  (303) 623-3577
  FAX:  (303) 623-7850

Copy to:

Drinker Biddle & Reath LLP
1345 Chestnut Street
Philadelphia, PA  19107-3496
Attention:  W. Bruce McConnel
Telecopy:  (215) 988-2757

                                       EXHIBITS
                                       --------


A - Selection of Basic or Advanced Package (Upgrade Request Form attached if
    Basic Package is initially selected)

B - Fees

                                      EXHIBIT A


         Customer selects the following DST FAN Web Services Package:


                                       / /  Basic Package

                                       /x/  Advanced Package

                                      EXHIBIT B

                                  DST Systems, Inc.
                           FAN Web Services - TA2000 Client


Base Fee
    Basic Package(1)                                                 $ 10,000

    Advanced Package(2)                                              $ 15,000

    FAN Set-up Fee                                                   $  5,000

Transaction Fees
    Account Inquiry (Position)                                       $.05
    Account Inquiry (History)                                        $.05
    Transactions(3)                                                  $.50

    Monthly Minimum Transaction Fees                                 $2,000

Other Fees
    Fund-Specific Enhancements/Consulting                            $150/hour
    Tutorial Web Site                                                $5,000
    Maintenance Agreement(4)                                         To Be
                                                                     Determined

Notes:

1. These fees apply only to cases where the fund provides a link from their web site to the DST transaction web site.

2. The FAN Base Fee and the fees for the Tutorial Web Site (if desired) are one-time charges. DIA will only incur each of these charges once, regardless of the number of FAN services in which DIA participates.

3. Other transactions may be supported in the future, the fees for which will be determined at that time. DIA will not be obligated to offer new transaction types.

4. The Advanced Package Fee will be paid as follows: (a) 1/3 at such time as the DST Web Site and the DST FAN Web Services have been fully operational for a period of 30 days; (b) 1/3 at such time as the DST Web Site and the DST FAN Web Services have been fully operational for a period of 60 days;
    (c) 1/3 at such time as the DST Web Site and the DST FAN Web Services have been fully operational for a period of 90 days.


---------------------

(1) Includes 10 hours of consulting. Additional hours will be billed at $150/hour.

(2) Includes 15 hours of consulting. Additional hours will be billed at $150/hour.

(3) Transactions include ACH purchase, exchange, redemption via ACH, wire, or check.

(4) Available after 12 months.


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